EXHIBIT 10.4

CONFIDENTIAL

May 13, 2011

Mr. Ronald Valenta
Chief Executive Officer
General Finance Corporation
39 East Union Street
Pasadena, CA 91103

Re:           Obligations Associated with Royal Wolf Equity Investment

Dear Mr. Valenta:

Pursuant to our recent conversations with General Finance Corporation, a Delaware corporation (“GFN”), and in advance of the period in which Bison Capital Australia, L.P., a Delaware limited partnership (“Bison Capital”), is eligible to exercise its Put Option as referenced in that certain Shareholders Agreement dated September 13, 2007 among GFN, GFN U.S. Australasia Holdings, Inc., a Delaware corporation (“GFN (US)”), GFN Australasia Holdings Pty Limited, a corporation organized under the laws of Australia (the “Company”), GFN Australasia Finance Pty Limited, a corporation organized under the laws of Australia (“GFN Finance”), and Bison Capital, as amended by that certain First Amendment to Shareholders Agreement dated May 1, 2008 and that certain Second Amendment to Shareholders Agreement dated September 21, 2009 (as amended, the “Shareholders Agreement”), the parties hereby agree as follows.  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Shareholders Agreement, and unless otherwise indicated all references to “$” are to United States Dollars).

1.	Negotiated Put Value. Bison Capital agrees that if (each of conditions in the following clauses, a “Condition”):

(a) The Company or an affiliate thereof (the entity undergoing an initial public offering, the “Offering Company”) completes an initial public offering on or before December 31, 2011 that results in gross proceeds to the Company of at least AUS$90,000,000 (such initial public offering, an “IPO”, and the date of the consummation of the IPO, the “IPO Date”);

(b) prior to or on the IPO Date, GFN Finance and its affiliates have paid in full all monetary obligations to Bison Capital, including, without limitation, (i) all outstanding obligations owed to Bison Capital pursuant to that certain Secured Senior Subordinated Promissory Note dated September 13, 2007 in the original principal amount of A$20,000,000 made by GFN Finance in favor of Bison Capital (the “First Note”), which obligations, include, without limitation, the Repayment Premium as defined in the First Note, and prepayment amounts payable pursuant to Section 3 of the First Note and (ii) all outstanding obligations owed to Bison Capital pursuant to that certain Secured

Senior Subordinated Promissory Note dated September 13, 2007 in the original principal amount of A$5,889,281.50 made by GFN Finance in favor of Bison Capital (the “Second Note” and collectively with the First Note, the “Notes”), which obligations include, without limitation the prepayment amounts payable pursuant to Section 3 of the Second Note;

(c) On the IPO Date each of GFN, GFN (US), the Company and GFN Finance is in compliance with its obligations to Bison Capital under that certain Securities Purchase Agreement dated September 13, 2007 by among Bison Capital, GFN, GFN (US), the Company and GFN Finance (the “SPA”) and the transaction documents delivered in connection therewith; and

(d) GFN complies in full with its true-up obligations described in Section 2 of this letter agreement; then

Bison Capital shall, on the IPO Date, exercise its Put Option for cash consideration equal to  $18,000,000 (the “Negotiated Put Value”).

2.
True-Up Obligations.  On the IPO Date, Bison Capital shall deliver via email to the Chief Executive Officers of GFN and the Offering Company a statement showing the Original Put Value (as defined below).  If the Original Put Value is greater than the Negotiated Put Value, then concurrently with or immediately following the consummation of the IPO, GFN and the Offering Company shall pay (and be jointly and severally liable to pay) the amount of such difference to Bison Capital.  This payment shall be effected as follows:  the Offering Company shall subtract such amount from any proceeds payable to GFN and remit such amount directly to Bison Capital.  If the Original Put Value is less than the Negotiated Put Value, then, concurrently with or immediately following the consummation of the IPO, Bison Capital shall pay the amount of such difference to GFN.  This payment shall be effected as follows:  the Offering Company shall subtract such amount from any proceeds payable to Bison Capital and remit such amount directly to GFN and pay to Bison Capital the balance due.  The failure of the Offering Company to properly remit amounts to GFN or Bison Capital, as applicable, shall not excuse or diminish the obligation of GFN or Bison Capital, as applicable, to make the payments described above.  All payments to be made hereunder shall be made by wire transfer of immediately available to an account designated by the payee.  If GFN disputes Bison Capital’s calculation of the Original Put Value, then within 10 days following the IPO Date, GFN shall notify Bison Capital in writing of such dispute.  If GFN does not notify Bison in writing of any dispute with respect to the calculation of the Original Put Value within such 10 day period, then Bison Capital’s calculation of the Original Put Value shall be binding and final on the parties.

“Original Put Value” means the greater of:

(e) 13.8% of the Implied Equity Value minus the Management Bonus, and

(f) An amount equal to:

(i) the amount that would be due to Bison Capital if it exercised its Put Option as calculated per the Shareholders Agreement; minus

(ii) 13.8% of accrued but unpaid management fees of the Company owed to GFN, which fees shall not exceed $2,100,000; minus

(iii) the Management Bonus

“Management Bonus” means the lesser of (i) $1,000,000 and (ii) 10% of Bison Capital’s net gain on equity (calculated as the Original Put Value less $8,300,000).

“Implied Equity Value” means:

(a) The enterprise value of the Offering Company upon the IPO (calculated as the offering price per share in the IPO multiplied by the outstanding shares of stock of the Offering Company following the IPO plus all funded debt of the Offering Company immediately following the IPO minus cash immediately following the IPO) plus the fair market value of any securities (excluding employee stock options) with rights to purchase or convert into shares of stock of the Offering Company; minus

(b) All of the Offering Company’s funded debt immediately prior to the IPO minus all of the Offering Company’s cash immediately prior to the IPO (including as funded debt up to $2,300,000 million of advances to the Company by GFN but excluding  as funded debt all intercompany debt between or among the Offering Company, GFN, GFN (US), GFN Finance and their respective affiliates (such as the GFN Mezz B Note)); minus

(c) accrued but unpaid management fees of the Company to the extent not already included in the calculation of Implied Equity Value; provided that such fees shall not exceed $2,100,000; minus

(d) All third party out of pocket expenses of the Offering Company incurred in connection with the IPO to the extent that such expenses are (i) not counted in the offering price per share in the IPO, (ii) were not paid prior to the IPO or (iii) otherwise already included in the calculation of Implied Equity Value.

3.	Releases.

(a) Each of the Company, GFN, GFN (US), the Company, GFN Finance and their respective affiliates (collectively, the "GFN Parties" and collectively with Bison Capital, the “Releasing Parties”) fully releases and discharges forever Bison Capital and its current and former agents, employees, officers, directors, owners, limited partners, general partner, trustees, representatives, attorneys, subsidiaries, divisions, related corporations, assigns, successors, and affiliated organizations (hereafter referred to collectively as the "Bison Parties"), and each and all of them, from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys' fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which the GFN

Parties or any of their respective successors in interest and/or assigns have incurred or expect to incur, or now own or hold, or have at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing arising from any cause whatsoever prior to the date of GFN’s execution of this letter agreement.  This letter agreement does not purport to release claims that cannot be released as a matter of law.

(b) Bison Capital fully releases and discharges forever each of the GFN Parties and their respective current and former agents, employees, officers, directors, owners, representatives, attorneys, subsidiaries, divisions, related corporations, assigns, successors, and affiliated organizations (collectively, the “GFN Related Parties” and collectively with the Bison Parties, the “Released Parties”), and each and all of them, from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys' fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Bison Capital or any of its successors in interest and/or assigns have incurred or expect to incur, or now own or hold, or have at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing arising from any cause whatsoever prior to the date of Bison Capital’s execution of this letter agreement.  This letter agreement does not purport to release claims that cannot be released as a matter of law.

Each Releasing Party acknowledges and intends that the Released Parties are being released from unknown and unforeseen claims to the fullest extent permitted by law and each Releasing Party waives any defenses based thereon.  Each Releasing Party expressly waives and relinquishes all rights and benefits that the Releasing Party may have under any statute or other applicable law comparable to Section 1542 of the California Civil Code, which Section 1542 is intended to protect against an inadvertent release of unknown or unsuspected claims, and reads as follows:

“Section 1542. [General Release; extent.] A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Each Releasing Party, being aware of said Section 1542, hereby expressly waives any rights the Releasing Party may have under any statutes, other applicable law or common law principles of similar effect, with respect to the claims purported to be released hereby.

Each Releasing Party covenants and agrees never to commence, prosecute or assist in any way, or cause, permit or advise to be commenced or prosecuted, any action, proceeding, or discovery against any Released Party based on any released claim.

Each Releasing Party agrees to indemnify and hold each of the Released Parties and the other persons and entities released by this letter agreement harmless from and against any and all claims arising from or in connection with any action or proceeding brought by it or for its benefit or on its initiative contrary to the provisions of this letter agreement.  This letter agreement shall be deemed breached and a cause of action shall accrue immediately upon the commencement of any action or proceeding contrary to this letter agreement, and in any such action or proceeding this letter agreement may be pleaded as a defense by any person or entity released by this letter agreement, or may be asserted by way of cross-complaint, counterclaim or cross-claim in any such action or proceeding.

4.
Consent, Waiver and Notice of Prepayment.  In consideration for the payment of the amounts set forth in this letter agreement, Bison Capital (a) consents to the issuance by the Company of capital stock pursuant to the IPO, (b) waives its rights under Section 8.2(a) of the Shareholders Agreement to purchase its pro-rata share of capital stock issued in the IPO and (c) agrees the first sentence of Section 3(b) of the First Note and the Second Note are each amended and restated in their entirety as follows: “Maker shall give Holder written notice of each voluntary prepayment not less than three (3) business days prior to the date of prepayment.”

5.
Termination of Shareholders Agreement.  Upon the payment in full of the Notes and the payment of the amounts owed to Bison Capital under this letter agreement in consideration for the exercise by Bison Capital of the Put Option under the Shareholders Agreement, the Shareholders Agreement shall terminate.

6.
No Impairment.  Nothing herein shall affect any of Bison Capital’s rights other than the agreement to delay exercise of its Put Option until December 31, 2011 and the agreement to accept the consideration described above upon satisfaction of all of the Conditions.  For the avoidance of doubt, if any of the Conditions is not met, then Bison will not be obligated to exercise its Put Option in the manner described above, and the terms of the SPA and the transaction documents delivered in connection therewith will govern the exercise of the Put Option.  Except as expressly stated herein, the SPA shall remain unchanged and in full force and effect, and is hereby ratified and confirmed on and as of the date hereof.  Except as expressly set forth in this letter agreement, the execution, delivery and effectiveness of this letter agreement shall not operate as a modification, limitation, impairment, or waiver of (i) any right, power or remedy of Bison Capital under any agreement or instrument or (ii) any terms or conditions of any agreement or instrument.

7.
Miscellaneous.  In connection with the preparation of this letter agreement, GFN shall reimburse Bison Capital for all of its reasonable attorneys’ fees and other out of pocket expenses, which shall not exceed $10,000.  This letter agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  In all respects, including matters of construction, validity and performance, this letter agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California applicable to contracts made and performed in that state (without regard to the choice of law or conflicts of law provisions thereof).

[SIGNATURE PAGE TO LETTER AGREEMENT]

Sincerely,

BISON CAPITAL AUSTRALIA, L.P.

By:  BISON CAPITAL AUSTRALIA GP, LLC,

its general partner|

By:             /s/ Douglas B. Trussler
Name:           Douglas B. Trussler
Title:  Managing Member

Agreed and accepted as of the date of this letter

GENERAL FINANCE CORPORATION By: /s/ Ronald Valenta Ronald Valenta President and Chief Executive Officer	GFN US AUSTRALASIA HOLDINGS, INC. By: /s/ Charles E. Barrantes Name: Charles E. Barrantes Title: Director
GFN AUSTRALASIA HOLDINGS PTY LIMITED By: /s/ Charles E. Barrantes Name: Charles E. Barrantes Title: Director	GFN AUSTRALASIA FINANCE PTY LIMITED By: /s/ Charles E. Barrantes Name: Charles E. Barrantes Title: Director